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                                                                     Exhibit 3.2



                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                        HOTEL RESERVATIONS NETWORK, INC.

                  Hotel Reservations Network, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

                  FIRST: The Corporation was originally incorporated under the name of "HRN, Inc." and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 25, 1999. A Certificate of Amendment to the Certificate of Incorporation changing the name of the Corporation from HRN, Inc. to Hotel Reservations Network, Inc. was filed with the Secretary of State on November 8, 1999.

                  SECOND: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation (the "Board of Directors").

                  THIRD: This Restated Certificate of Incorporation was approved by written consent of the sole stockholder pursuant to section 228 of the General Corporation Law of the State of Delaware.

                  FOURTH: Upon the filing (the "Effective Time") of this Restated Certificate of Incorporation, the one hundred (100) shares of the Corporation's common stock, par value $0.01 per share (the "Old Common Stock"), issued and



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outstanding immediately prior to the Effective Time shall be reclassified into
37,299,100 shares of validly issued, fully paid and non-assessable Class B Common Stock authorized by Article FOUR of this Restated Certificate of Incorporation. The certificate that theretofore represented the one hundred
(100) shares of issued and outstanding Old Common Stock shall thereafter represent and be exchanged for a certificate representing the number of shares of Class B Common Stock indicated above.

                  FIFTH: This Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

                                       I.

                                      NAME

         The name of the corporation is Hotel Reservations Network, Inc.

                                       II.

                      ADDRESS; REGISTERED OFFICE AND AGENT

                  The address of the Corporation's registered office is 9 East Loockerman Street, Suite 214, City of Dover, County of Kent, State of Delaware. The name of its registered agent at such address is National Corporate Research, Ltd.


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                                      III.
                                    PURPOSES

                  Subject to the provisions of Article V hereof, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

                                  CAPITAL STOCK

                  The Corporation is authorized to issue three classes of stock to be designated "Class A Common Stock," "Class B Common Stock" (the Class A Common Stock and Class B Common Stock are sometimes referred to collectively hereinafter as the "Common Stock"), and "Preferred Stock," all of which shall have a par value of $0.01 per share. The total number of shares that the Corporation is authorized to issue is: seven hundred and seventy million (770,70000,000) shares, of which six hundred million (600,000,000) shall be shares of Class A Common Stock, one hundred and fifty million (150,000,000) shall be shares of Class B Common Stock, and twenty million (20,000,000) shall be shares of Preferred Stock.

         A.       COMMON STOCK.

                  The rights, preferences, restrictions and other matters relating to the Common Stock are as follows:

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                  1. DIVIDENDS. The holders of the Class A Common Stock and the
Class B Common Stock shall be entitled to receive, on a share-for-share basis, such dividends if, as and when declared from time to time by the Board of Directors of the Corporation.

                  2. LIQUIDATION. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive, on a share-for-share basis, all of the assets of the Corporation of whatever kind available for distribution to stockholders.

                  3. VOTING RIGHTS. Except as otherwise provided herein or required by applicable law, (i) each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, and (ii) each holder of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Holders of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or for the consent

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of the stockholders of the Corporation. Holders of Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

                  4. CONVERSION. (a) Prior to a Tax-Free Spin-Off (as defined below), each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time.

                     (b) Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon any sale, conveyance, foreclosure upon, assignment or other transfer (a "Transfer") of such share, whether or not for value, by the holder thereof, other than any such Transfer by such holder to USA Networks, Inc., a Delaware corporation ("USAi"), or any of its Affiliates (as defined below).

                     (c) To the extent that USAi beneficially owns 80% or more of the economic value of the Corporation immediately prior to the Tax Free Spin-Off, each share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock immediately prior to the Tax-Free Spin-Off unless, prior to such Tax-Free Spin-Off, USAi (or its Affiliates) delivers to the Corporation an opinion of counsel reasonably satisfactory to the Corporation to the effect that such conversion is likely to prevent or materially

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delay obtaining a favorable ruling from the Internal Revenue Service that the
Tax- Free Spin-Off would qualify as a tax-free transaction under the Code (as defined below) or will otherwise create a significant risk of material adverse tax consequences to USAi, its affiliates or their respective stockholders. Following the Tax- Free Spin-Off, outstanding shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock; PROVIDED, HOWEVER, such outstanding shares of Class B Common Stock shall be automatically converted into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless before such Tax-Free Spin-Off, USAi (or its Affiliates) delivers to the Corporation an opinion of counsel reasonably satisfactory to the Corporation to the effect that the conversion could adversely affect the ability of USAi or its affiliates to obtain a favorable ruling from the Internal Revenue Service that the transfer would be a Tax-Free Spin-Off.

                     (d) The one-to-one conversion ratio for the conversion of the Class B Common Stock into Class A Common Stock in accordance with Sections 4(a), 4(b) and 4(c) above shall in all events be equitably preserved in the event of any merger, consolidation or other reorganization of the Corporation.

                     (e) The Corporation shall at all times reserve and keep available, and free from any preemptive rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of

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the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

                     (f) Any conversion of shares of Class B Common Stock into shares of Class A Common Stock shall be deemed to have been effected at the close of business on the date when such shares the number of authorized are delivered to the Corporation or the transfer agent of the shares to be converted.

                     (g) If any shares of Class B Common Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be subject to reissue by the Corporation. From time to time, this Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock. The secretary of the Corporation shall be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware one or more certificates to record any such decrease in designated shares of Class B Common Stock.

                     (h) As used in this Restated Certificate of Incorporation, the following terms shall have the following meaning:

                        (1) "Tax-Free Spin-Off" shall mean any transfer effected in connection with the distribution of Class A Common Stock and/or Class B Common Stock to security holders of USAi (including any distribution in exchange for shares of capital stock or securities of USAi) intended to qualify as a tax-free distribution


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under Section 355 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

                        (2) "AFFILIATE" shall mean any Person controlling, controlled by or under common control with such Person. For the purposes of this definition of "Affiliate," "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

                         (3) "Person" shall mean any individual corporation,
partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

                  5. STOCK DIVIDENDS OR STOCK SPLITS OR COMBINATIONS. In no event shall any stock dividends or stock splits or combinations of stock be declared or made in Class A Common Stock or Class B Common Stock unless all shares of Class A Common Stock and Class B Common Stock then outstanding are treated equally and identically.

         B.       PREFERRED STOCK.

                  The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. The Board of Directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. In case any shares of Preferred Stock shall be redeemed or converted pursuant to the terms thereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. From time to time this Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

                                       V.


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                  CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

         A. DEFINITIONS. As used in this Article V, the following terms shall have the following meanings:

                  1. "CORPORATE OPPORTUNITY" shall mean an investment or business opportunity or prospective economic advantage in which the Corporation could, but for the provisions of this Article V, have an interest or expectancy.

                  2. "PARENT" shall mean USAi and any of its Affiliates.



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                  3. "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

         B. COMPETING ACTIVITIES. Except as otherwise expressly provided in an agreement between the Corporation and any stockholder or among the Corporation and any two or more stockholders, (i) the stockholders of the Corporation, including, without limitation, Parent and its officers directors, agents, stockholders, members, partners and Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation's business or the business of any Subsidiary of the Corporation;
(ii) neither the Corporation, any Subsidiary of the Corporation nor any stockholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and


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specifically renounces any interest or expectancy, in any such business activities or ventures.

         C.       CORPORATE OPPORTUNITIES.

                  1. If Parent (or, as set forth below, any of its officers, directors, agents, stockholders, members, partners or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers', directors', agents', stockholders', members', partners' or Affiliates') own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation, and (iii) shall not breach any fiduciary duty to the Corporation, in such Person's capacity as a stockholder of the Corporation or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.


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                  2. Notwithstanding the provisions of clause (c)(1) of this
Article (V), the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to any person (i) who is an officer of the Corporation and who is also a director, but not an officer or employee, of Parent if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation.

                  3. For purposes of this Article V only, (i) a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation; and (ii) the term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.


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                  4. Anything in this Restated Certificate of Incorporation to the contrary notwithstanding, (i) clause C of this Article V shall expire on the date that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Parent; and (ii) in addition to any vote of the stockholders required by law, until the time that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Parent or adopt an provision adverse to the interests of Parent and inconsistent with, any provision of this
Article V. Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this
Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise prior to such alteration, amendment, repeal or adoption.


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         D.       NOTICE TO HOLDERS. Any person purchasing or otherwise
acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this
Article V.

                                       VI.

                              ELECTION OF DIRECTORS

                  Election of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

                                      VII.

                                     BYLAWS

                  Except as set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, and the stockholders may adopt additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                      VIII.

                                 INDEMNIFICATION

                  Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of


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another corporation, partnership, joint venture, trust or other enterprise
(including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the full extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                       IX.

                             LIMITATION OF LIABILITY

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of


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the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

                                       X.

                                    AMENDMENT

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.


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                  IN WITNESS WHEREOF, Hotel Reservations Network, Inc. has
caused this Restated Certificate of Incorporation to be signed this day of January, 2000.

                                   HOTEL RESERVATIONS NETWORK, INC.

                                   By:
                                      -----------------------------------
                                      Name: Shauna Martin
                                      Title: Secretary

ATTESTED TO:

By:
   ---------------------------
   Name:
   Title:


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